www.casipharmaceuticals.com

 Exhibit 99.1

CASI PHARMACEUTICALS ANNOUNCES

RENEWAL OF EXCLUSIVE DISTRIBUTION AGREEMENT FOR EVOMELA® IN CHINA

ROCKVILLE, MD. and BEIJING, China (March 4, 2022) CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, announced today, that the Company has entered into a renewal exclusive distribution agreement, whereby under the terms of the agreement, China Resources Pharmaceutical Commercial Group International Trading Co., Ltd. (CRPCGIT), previously called “China Resources Guokang Pharmaceuticals Co., Ltd. (CRGK)”, will continue to be the sole distributor for the sale of EVOMELA® (melphalan) for Injection in China.

Larry Zhang, CASI’s Global President, commented, “EVOMELA® has shown rapid revenue growth in the past three years and reached $30 million in 2021. In combination with the efforts of all CASI employees, cooperation with CRPCGIT has been tremendously valuable in achieving long-term growth. CRPCGIT provides reliable and efficient distribution services that significantly increase accessibility to EVOMELA® for physicians and patients. We look forward to our future collaboration.”

About CASI Pharmaceuticals

CASI Pharmaceuticals, Inc. is a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products in China, the United States, and throughout the world. The Company is focused on acquiring, developing and commercializing products that augment its hematology oncology therapeutic focus as well as other areas of unmet medical need. The Company intends to execute its plan to become a leader by launching medicines in the greater China market leveraging the Company’s China-based regulatory and commercial competencies and its global drug development expertise. The Company’s operations in China are conducted through its wholly-owned subsidiary, CASI Pharmaceuticals (China) Co., Ltd., which is located in Beijing, China. The Company has built a commercial team of more than 100 hematology oncology sales and marketing specialists based in China. More information on CASI is available at www.casipharmaceuticals.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, revenue growth, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors.

EVOMELA® is proprietary to Acrotech Biopharma LLC and its affiliates.

COMPANY CONTACT: Rui Zhang CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Xuan Yang Solebury Trout 646.378.2975 xyang@soleburytrout.com